EXHIBIT 99.1

Molecular Templates Set to Join the Russell 3000® and Russell Microcap® Indexes

AUSTIN, Texas, June 21, 2018 (GLOBE NEWSWIRE) -- Molecular Templates, Inc., (Nasdaq:MTEM) a clinical stage biopharmaceutical company focused on the discovery and development of Engineered Toxin Bodies, a new class of targeted biologic therapies that possess unique mechanisms of action in oncology, is set to join the broad-market Russell 3000® Index and the Russell Microcap® Index, at the conclusion of the Russell US Indexes annual reconstitution, effective after the market opens on June 25, according to a preliminary list of additions updated on June 15.

Annual Russell US Indexes reconstitution captures the 4,000 largest US stocks as of May 11, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.  Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes.

“We recently presented Phase I results at ASCO for our most advanced clinical program, MT-3724, which showed an objective response rate of 30% and a disease control rate of 70% in heavily pretreated diffuse large B-cell lymphoma (DLBCL) patients with low serum Rituxan levels at study. In addition to initiating more studies of MT-3724 this year, we expect to file INDs over the next 12 months for our ETBs targeting CD38, HER2 and PD-L1,” said Eric Poma, Ph.D., Chief Executive and Chief Scientific Officer of Molecular Templates.  “We expect that inclusion in the Russell 3000 Index and the Russell Microcap Index will increase the liquidity of our stock and expose us to a wide range of institutions, investors, and index funds that reference them.”

Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies.  Approximately $9 trillion in assets are benchmarked against Russell US Indexes. Russell US Indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index, Russell Microcap®, and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Molecular Templates
Molecular Templates is focused on the discovery, development and commercialization of next-generation immunotoxins called Engineered Toxin Bodies (ETBs) for the treatment of cancers and other serious diseases.  For additional information, please visit Molecular Templates’ website at www.mtem.com.

About FTSE Russell
FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16.2 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements.  All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the development of the Company’s lead program, MT-3724; the expected timing of submitting various IND applications and initiating studies; and the Company’s belief that its proprietary biologic drug platform technology, or ETBs, provides for a differentiated mechanism of action that may address some of the limitations associated with currently available cancer therapeutics.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the uncertainties inherent in the preclinical and clinical development process;  whether the Company’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; the ability of the Company to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in the Company’s filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investor Contact:
Adam Cutler
Chief Financial Officer
adam.cutler@mtem.com
862-204-4006

Source: Molecular Templates, Inc.